COINSURANCE,
        (with respect to the Fixed Portion of certain Annuity Contracts)

                            MODIFIED COINSURANCE, and
         (with respect to Variable Portion of certain Annuity Contracts)

                        ASSUMPTION REINSURANCE AGREEMENT
    (with respect to the Fixed and Variable Portion of the Annuity Contracts)




                                 BY AND BETWEEN




                    LONDON PACIFIC LIFE & ANNUITY COMPANY IN
                                  RECEIVERSHIP
                     (referred to herein as London Pacific)




                                       AND




                    FIDELITY SECURITY LIFE INSURANCE COMPANY
                           (referred to herein as FSL)


                          EFFECTIVE: September 30, 2003



                                TABLE OF CONTENTS

ARTICLE 1             Definitions.................................................................................4
---------------------------------

ARTICLE 2             Coinsurance of Fixed Portion of Contracts...................................................5
---------------------------------------------------------------

ARTICLE 3             Modified Coinsurance of Variable Portion of Contracts.......................................6
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ARTICLE 4             Additional Provisions Relating to Indemnity Reinsurance.....................................7
-----------------------------------------------------------------------------

ARTICLE 5             Assumption Reinsurance .....................................................................9
---------------------------------------------

ARTICLE 6             Accounting and Transfer of Assets..........................................................10
-------------------------------------------------------

ARTICLE 7             Contract Administration....................................................................12
---------------------------------------------

ARTICLE 8             Representations and Warranties of London Pacific...........................................14
----------------------------------------------------------------------

ARTICLE 9             Representations and Warranties of FSL......................................................15
-----------------------------------------------------------

ARTICLE 10            Termination................................................................................15
---------------------------------

ARTICLE 11            Indemnification............................................................................16
-------------------------------------

ARTICLE 12            Miscellaneous..............................................................................17
-----------------------------------

SCHEDULE A            Regency Series Deferred Variable Annuity Contracts.........................................21
------------------------------------------------------------------------

SCHEDULE B            Third-Party Reinsurance Agreements.........................................................23
--------------------------------------------------------

SCHEDULE C            Mutual Funds which Underly LPLA Separate Account One.......................................24
--------------------------------------------------------------------------

SCHEDULE D            Effective Date Accounting..................................................................25
-----------------------------------------------

                      COINSURANCE, MODIFIED COINSURANCE and
                        ASSUMPTION REINSURANCE AGREEMENT

         This Agreement is made and entered into between London Pacific Life & Annuity in Receivership, a North Carolina-domiciled life insurance company ("London Pacific") and Fidelity Security Life Insurance Company, a Missouri-domiciled life insurance company ("FSL").

                                   WITNESSETH:

         WHEREAS, London Pacific has issued certain Individual Deferred Variable Annuity Contracts with a Fixed Account under the marketing name Regency Series, which are set forth in Schedule A, (herein after referred to as the "Contracts"); and

         WHEREAS, London Pacific intends to put in place a Plan of Reinsurance that initially provides for indemnity reinsurance and which then becomes an Assumption Reinsurance Agreement. The indemnity reinsurance is a combination of coinsurance and modified coinsurance; and

         WHEREAS, London Pacific desires to cede to FSL 100% of its liability arising under the Fixed Portion of such Contracts pursuant to a coinsurance arrangement, and FSL desires to accept the liability; and

         WHEREAS, London Pacific desires to cede to FSL 100% of its liability arising out of the Variable Portion of such Contracts, pursuant to a modified coinsurance arrangement and FSL desires to accept such liability; and

         WHEREAS, the reserves which underlie the Variable Portion of the Contracts are held in a segregated asset account, LPLA Separate Account One; and

         WHEREAS, after receiving the necessary regulatory approvals and having complied with all applicable laws and regulations, FSL is willing to accept and assume as its own direct obligation all rights and liabilities of London Pacific with respect to such Contracts; and

         WHEREAS, London Pacific, through its agents, will continue to provide FSL with certain administrative and support services with respect to such Contracts for a period following the Effective Date as further set forth herein, and thereafter FSL will undertake and assume full responsibility for such administrative and support services.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, London Pacific and FSL agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

       Capitalized terms used in this Agreement, but not defined in this Article 1, shall have the meaning given them in other provisions of this Agreement. The following capitalized terms shall have the meanings set forth below when used in this Agreement.

       1.1 Assumption Date. "Assumption Date" with respect to the Contracts shall be the date that all regulatory and judicial approval is received for the assumption of the Contracts and FSL accepts and assumes as its own direct obligation the Contract Liabilities.

       1.2 Contracts. "Contracts" shall mean the Individual Deferred Variable Annuity Contracts with a Fixed Account issued under the marketing name of Regency Series by London Pacific Life and Annuity Company, identified in Schedule A, including all endorsements, riders, and supplemental agreements issued pursuant to the Contracts, which are a part thereof, and which are set forth in Schedule A.

       1.3 Contract Liabilities. "Contract Liabilities" shall mean any and all of London Pacific's gross risks, liabilities and obligations, based upon or arising out of the express terms and conditions of the Contracts.

       1.4 Effective Date. "Effective Date" shall mean 12:01 am Central time September 30, 2003 being the date and time upon which the coinsurance of the Fixed Portion of the Contracts shall occur and the date and time upon which the modified coinsurance of the Variable Portion of the Contracts shall also occur.

       1.5 Fixed Portion of the Contracts. The "Fixed Portion of the Contracts" shall mean those benefits and contract rights that are guaranteed by the General Account of London Pacific, including but not limited to death benefits, surrender rights and annuity purchase guaranties.

       1.6 LPLA Separate Account One. "LPLA Separate Account One" shall mean the segregated asset account established by London Pacific pursuant to North Carolina insurance law and registered with the Securities and Exchange Commission as a Unit Investment Trust under the Investment Company Act of 1940.

       1.7 Payment Date. "Payment Date" shall mean the fifth day after the Order of the Receivership Court is issued approving the Plan of Reinsurance.

       1.8 Receiver. "Receiver" shall mean the Commissioner of Insurance of the State of North Carolina in his capacity as Rehabilitator of London Pacific or any other person so designated by the Commissioner as a Deputy Receiver or Deputy Rehabilitator.

       1.9 Variable Portion of the Contracts. "Variable Portion of the Contracts" shall mean those benefits and contract rights that are backed by the assets held in LPLA Separate Account One.


                                    ARTICLE 2
                    COINSURANCE OF FIXED PORTION OF CONTRACTS

       2.1 Coinsurance. Subject to the terms and conditions of this Agreement, as of the Effective Date London Pacific shall cede, and FSL shall assume on a coinsurance basis, 100% of London Pacific's Contract Liabilities with respect to the Fixed Portion of the Contracts. FSL hereby agrees to indemnify London Pacific against all loss, cost and expense from risks assumed by FSL under this
Article 2, as more fully set forth in Section 2.2.

       2.2 Risks Reinsured Under Coinsurance. As of the Effective Date and for the duration of the Coinsurance, FSL does hereby reinsure and agrees to reimburse London Pacific for the following Contract Liabilities with respect to the Fixed Portion of the Contracts (including, but not limited to, death claims and surrenders):

                (a) 100% of all benefits incurred on or after the Effective Date which are attributable to the Fixed Portion of the Contracts;

                (b) 100% of any premium taxes that become due or assessed on or after the Effective Date which are attributable to the Contracts;

                (c) 100% of any assessments, whether involuntary or voluntary, by an insurance guaranty or insolvency or similar fund established or governed by any state or jurisdiction that relates to the Contracts that becomes due or assessed after the Effective Date; and

                (d) 100% of all other losses and expenses which are incurred on or after the Effective Date and which are attributable to the Fixed Portion of the Contracts.

       On and after the Effective Date and prior to the Assumption Date, Contract Liabilities shall not include:

                (a) any liability for punitive, exemplary, special or any other forms of extra-contractual obligation based on the acts or omissions of London Pacific, Receiver or their agents prior to the Effective Date ("Extra-Contractual Obligations") except for any Extra-Contractual Obligations equal to or less than the Contract benefits;

                (b) commissions, fees, other payments due to, or claims made by, any agent, general agent, manager, broker, producer, administrator or any other person who marketed, produced, or administered the Contracts prior to the Effective Date;

                (c) any premium taxes or other assessments attributable to the Contracts, the obligation of which arose before the Effective Date.

       2.3 Duration of Coinsurance. The indemnity obligations under this Article 2 shall continue with respect to the Fixed Portion of the Contracts until all liabilities and risks thereunder have been assumed by FSL, or the earlier of the discharge of all liability of London Pacific under such Fixed Portion of the Contracts or termination of the Coinsurance pursuant to Article 10.

       2.4 Reserves. As of the date hereof and for the duration of the indemnity obligations under this Article 2, with respect to the Fixed Portion of the Contracts, FSL shall establish and maintain a liability on its statutory financial statements in accordance with applicable statutory and regulatory requirements.


                                    ARTICLE 3
              MODIFIED COINSURANCE OF VARIABLE PORTION OF CONTRACTS

       3.1 Modified Coinsurance. Subject to the terms and conditions of this Agreement, as of the Effective Date, London Pacific shall cede, and FSL shall assume on a modified coinsurance basis, 100% of London Pacific's Contract Liabilities with respect to the Variable Portion of the Contracts. FSL hereby agrees to indemnify London Pacific against all loss, cost and expense from the risks assumed by FSL under this Article 3 as more fully set forth in Section 3.2.

       3.2 Risks Reinsured Under Modified Coinsurance. As of the Effective Date and for the duration of the Modified Coinsurance, FSL does hereby reinsure and agrees to reimburse London Pacific for the following Contract Liabilities with respect to the Variable Portion of the Contracts:

                (a) 100% of all benefits, including death claims and surrenders incurred on or after the Effective Date which are attributable to the Variable Portion of the Contracts, less any amounts held in LPLA Separate Account One under the Contract pursuant to which any claim for benefits has been made; and

                (b) 100% of all other losses and expenses which are incurred on or after the Effective Date which are attributable to the Variable Portion of the Contracts.

       On and after the Effective Date and prior to the Assumption Date, Contract Liabilities shall not include Extra-Contractual Obligations as set forth in Section 2.2.

       3.3 Duration of Modified Coinsurance. The indemnity obligations under this Article 3 shall continue with respect to the Variable Portion of the Contracts until all liabilities and risks thereunder have been assumed by FSL or the earlier of the discharge of all liabilities of London Pacific under such Variable Portion of the Contract or termination of the Modified Coinsurance pursuant to Article 10.

       3.4 Reserves. As of the date hereof and for the duration of the indemnity obligations under this Article 3 with respect to the Variable Portion of the Contracts, FSL shall establish and maintain a liability on its statutory financial statements in accordance with applicable statutory and regulatory requirements, to the extent appropriate for its indemnity obligations hereunder.

       3.5 Operation of LPLA Separate Account One. Until the Assumption Date, London Pacific will continue to maintain and operate the LPLA Separate Account One in accordance with all applicable laws and regulations and the Contracts.


                                    ARTICLE 4
             ADDITIONAL PROVISIONS RELATING TO INDEMNITY REINSURANCE

       4.1 Third-Party Reinsurance. London Pacific represents to FSL that the Third-Party Reinsurance Agreements set forth in Schedule B constitute all the reinsurance treaties or agreements entered into by London Pacific with respect to the Contracts. London Pacific further represents and warrants that the Third-Party Reinsurance Agreements remain in full force and effect and that it is not in default under any Third-Party Reinsurance Agreement. London Pacific agrees to use its best efforts to obtain the consent of the Third-Party Reinsurers to the assignment of London Pacific's rights and obligations under the Third-Party Reinsurance Agreements with respect to the Contracts. FSL agrees to assume London Pacific's rights and obligations under any Third-Party Reinsurance Agreement relating to the Contracts that is assignable or for which consent has been obtained. If London Pacific is unable to assign its rights and obligations there-under, London-Pacific and FSL agree to use their respective best efforts to replace such Third-Party Reinsurance Agreement with a new treaty between FSL and a Third-Party Reinsurer on substantially similar terms.

       4.2 Guaranty Fund Assessments. In the event London Pacific is required to pay any assessment to any insurance guaranty or insolvency or similar fund pursuant to Article 2 and if at a later date London Pacific is allowed to recover any assessment (e.g. through a reduction of premium taxes) the portion of any such recovery received or otherwise realized by London Pacific shall be paid to FSL (based upon the total portion of such recovery attributable to such Contracts reinsured by FSL).

       4.3 Cooperation in Obtaining Approvals. London Pacific and FSL agree to cooperate in good faith and use their respective best efforts to make all necessary regulatory filings, to obtain any necessary regulatory or corporate or other approvals required by the indemnity reinsurance and assumption reinsurance provided for in this Agreement.

       4.4 Participation Agreements. London Pacific and FSL will cooperate to obtain the consent of the Mutual Funds set forth in Schedule C that underly LPLA Separate Account One to the assignment of London Pacific's rights and obligations under the Participation Agreements with respect to the Contracts. FSL agrees to assume London Pacific's rights and obligations under the Participation Agreements relating to the Contracts that are assignable or for which consent has been obtained. If London Pacific is unable to assign its rights and obligations thereunder, FSL agrees to use its best efforts to enter into a new Participation Agreement on substantially similar terms.

       4.5 Contractholder Relations. During the period when the indemnity reinsurance provisions of this Agreement are in effect, London Pacific and FSL shall cooperate in good faith with respect to Contractholder relations.

       4.6 Consideration. In consideration for the reinsurance herein provided, FSL agrees to pay London Pacific a Ceding Commission as provided for in Schedule D.

       4.7 Reinsurance Premium. With respect to Contracts issued and in force on the Effective Date, London Pacific agrees to pay FSL a Reinsurance Premium as follows:

                (a) On or before the Payment Date, cash or other consideration in an amount equal to the amount shown on Schedule D as the Effective Date Estimated Settlement Amount; plus

                (b) On the Assumption Date, the assets held in LPLA Separate Account One, as of the Assumption Date; plus

                (c) As of the Effective Date until the Assumption Date, the following:

                      (1) any Contingent Deferred Sales Charges debited from surrendered Contract values;

                      (2) any transfer fees assessed under the Contracts;

                      (3) all Mortality and Expense Risk Charges deducted from
                LPLA Separate Account One;

                      (4) all Administration Charges deducted from LPLA Separate
                Account One;

                      (5) all Distribution Charges deducted from LPLA Separate
                Account One;

                      (6) any monies received from any of the Mutual Funds
                listed in Schedule C, their advisors, distributors or any person acting on behalf of such funds with respect to the Contracts or LPLA Separate Account, such amounts referred to as revenue sharing, service fees, 12b-1 Plan fees or otherwise; and

                      (7) any interest, or other income or earnings, that
                becomes credited, due or payable after the Effective Date on assets transferred to FSL pursuant to Section 4.8.

                Any amount that becomes due and payable under this subsection 4.7(c) after the Effective Date but before the Payment Date shall be payable along with the amount due under 4.7(a).

       4.8 Transfer of Assets. By no later than 12:00 p.m., central time, on the Payment Date, London Pacific shall transfer to FSL the net amount as set forth in Schedule D, in accordance with Article 6.

4.9 Limitation Liability. As a prior condition to FSL providing reinsurance pursuant to this Agreement, there shall be issued an Order of the Receivership Court, absolving FSL for any claims, suits, actions, liabilities, losses, damages, attorney's fees, interest, penalties, costs and any other losses of any kind arising from London Pacific's activities occurring prior to the Effective Date hereof. FSL shall further be absolved from all commissions, fees, and payments due to, or claims made by, any agent, general agent, manager, broker, producer, administrator, reinsurers or any other debt or obligation due to any other person incurred prior to the Effective Date.


                                    ARTICLE 5
                             ASSUMPTION REINSURANCE

       5.1 Assumption Reinsurance. Upon a determination by FSL that all required filings with regulatory authorities and consents from such regulatory authorities have been made and obtained, and when all notices required by law or under the terms of a Contract to be given to any Contractholder have been provided and a registration statement with respect to the Contracts has been declared effective by the Securities and Exchange Commission and when all the Mutual Funds which underly LPLA Separate Account One have either consented to the assignment of the existing Participation Agreement to FSL or have entered into a New Participation Agreement with FSL, FSL shall notify London Pacific that it intends to be bound by the assumption reinsurance provisions of this agreement with respect to the Contracts. Upon the giving of such notice, FSL will assume and reinsure the following with respect to the Contracts:

                (a) all obligations and liabilities under the Contracts to the same extent and with the same effect as if such Contracts had been issued by FSL from their inception;

                (b) all obligations and liabilities for or relating to lawsuits and legal actions and proceedings that arose prior to the Assumption Date; and

                (c) all obligations under any reinsurance agreements applicable to the Contracts.

Under no circumstances shall FSL be obligated hereunder for any claims, suits, actions, liabilities, losses, damages, attorney's fees, interest, penalties, costs and any other losses of any kind arising from London Pacific's activities occurring prior to the Assumption Date. FSL shall further be absolved from all commissions, fees, and payments due to, or claims made by, any agent, general agent, manager, broker, producer, administrator, reinsurer or any other debt to any other person, incurred prior to the Assumption Date. FSL shall at all times be fully subrogated to all such defenses, set-offs and counter claims with respect to any Contract Liabilities that FSL may have with respect to the Contracts.

       5.2 Direct Obligations. From and after the Assumption Date of the Contract Liabilities, the Contracts shall be the direct obligation of FSL, and London Pacific shall have no further obligations under the Contracts.

       This transfer and novation has been deemed to be in the best interest of the Contractholders by the North Carolina Commissioner of Insurance in his discretion, and with the implied consent of the Contractholders pursuant to N.C. Gen. Stat. ss.58-10-45. The effect of this transfer, as of the Assumption Date, shall be a novation of the Contracts, with the result that London Pacific will thereby be relieved of all insurance obligations and risks under the Contracts, and FSL will be solely and directly liable to the Contractholders for such insurance obligations and risks.

       5.3 Delivery of Prospectuses. FSL will deliver to each Contractholder a prospectus relating to the assumed Contract.


       5.4 Assumption Certificate. FSL will prepare and issue Assumption Certificates evidencing its assumption of the Contracts and deliver same to each Contractholder. FSL will be responsible for obtaining all necessary approvals of such Certificates.

       5.5 Non-Consenting Contractholders. In the event any Contractholder of a Contract, having the right to do so, objects to the assumption by FSL of London Pacific's liabilities with respect to such Contract, indemnity reinsurance with respect to such Contract shall be continued pursuant to this Agreement, to the extent appropriate, and both parties shall use their respective best efforts to resolve the matter.

       5.6 Transfer of LPLA Separate Account One. On the Assumption Date, LPLA Separate Account One will be transferred to FSL in accordance with Article 6.


                                    ARTICLE 6
                        ACCOUNTING AND TRANSFER OF ASSETS

       6.1 Effective Date Accounting. On or before the Payment Date, London Pacific shall deliver to FSL the Effective Date Accounting which shall set forth the following:

                (a) An estimated balance sheet for LPLA Separate Account One as of the Effective Date which is estimated on a Statutory basis;

                (b) Contract Liabilities and related assets which are estimated under statutory accounting principles, set forth in such detail and in such format that FSL can complete its General Account Financial Statement (Blue Book); and

                (c) The Effective Date Estimated Settlement Amount which shall set forth the amount of the cash payment and other consideration to be made by London Pacific to FSL on or before the Payment Date which will be net of the Ceding Commission.

       6.2 Assumption Date Accounting. On the Assumption Date, London Pacific will cause to have delivered to FSL a balance sheet for LPLA Separate Account One, as of the Assumption Date and which is prepared on a Statutory basis.

       6.3 Transfer of Assets. London Pacific will transfer assets to FSL as follows:

                (a) On or before the Payment Date, London Pacific will transfer to FSL the Effective Date Settlement Amount as stated on Schedule D;

                (b) On the Assumption Date, London Pacific will transfer to FSL LPLA Separate Account One; and

                (c) On and after the Payment Date until the Assumption Date, the funds set forth in Section 4.7(c); except that London Pacific's obligation with respect to items 4.7(c)(6) and (7) shall continue so long as there remains any Contract Liabilities.

Unless otherwise agreed to, London Pacific will wire to FSL in Federal Funds, on or before the Payment Date, the amount set forth in item (a) above. Wire transfer instructions shall be provided to London Pacific by FSL prior to the Payment Date. From the Payment Date until the Service Transfer Date (as defined in Section 7.3) London Pacific will periodically, as may from time to time be agreed to by the parties, wire to FSL the amounts set forth in item (c) above. On and after the Service Transfer Date, FSL shall retain any proceeds from operations and treat the same as additional Reinsurance Premium it is owed under this Agreement.

       On the Assumption Date, London Pacific and FSL will cooperate to assure that the Mutual Funds that underly LPLA Separate Account One properly reflect the transfer to FSL.

       6.4 Verification and Settlement. Within ninety (90) days following the Payment Date, FSL shall recalculate the required reserves and the consideration transferred to FSL as of the Payment Date, and shall provide London Pacific with a report of same.

       In the event that the verification, or any subsequent accounting, reveals that amounts are due any party, appropriate payments shall be made by the applicable party within five (5) business days after the parties have mutually agreed to the appropriate settlement.

       If the results of the verification reveal a material deviation from the Effective Date Estimated Settlement Amount, FSL may, in its sole discretion, terminate this agreement and London Pacific shall recapture all business reinsured hereunder pursuant to Article 10. The determination that the deviation is material shall be submitted to arbitration pursuant to Section 12.6 before any election to terminate this Agreement by FSL.

       6.5 Delayed Payments. If either party fails to make any payment due under this Agreement, or which may be found due after arbitration, interest will accrue on such payment at the simple interest rate of one percent (1%) per month. Such interest amount may be included in any arbitration award. For purposes of this Section, a payment will be considered overdue, and interest will begin to accrue, on the date which is thirty (30) days after the date such payment is due or is found to have been due in an arbitration judgement.

       6.6 Offset of Payments. To the extent allowed by the applicable law or the appropriate regulatory official having jurisdiction and control over the affairs of the parties, and in addition to any other remedies provided under this Agreement, and subject to this Article 6, each party shall have, and may exercise at any time and from time to time, the right to offset any balance or balances, due from one party to the other party under this Agreement. However, such right of offset shall be limited solely to amounts that may become due and payable pursuant to this Agreement.


                                    ARTICLE 7
                             CONTRACT ADMINISTRATION

       7.1 Interim Servicing. For the period between the Effective Date and the Service Transfer Date, London Pacific agrees to continue to service and administer the Contracts in a manner consistent with its past practice, and to supply to FSL, on a timely basis, copies of accounting and other records pertaining to such contract service and administration when requested by FSL, or as may be required under the terms of this Agreement.

       7.2 Transfer of Servicing Obligations. On and after the Service Transfer Date, FSL agrees to provide Contractholder service and administration for the Contracts. Such service and administration functions shall include, but not be limited to, the following:

                (a) Preparing and mailing notices and other required documents, if any, to Contractholders of Contracts at an appropriate time in advance of applicable due dates, including any prospectus supplements, in compliance with applicable law and regulations;

                (b) Providing usual and customary services for Contractholders, including, but not limited to, calculation of unit values for LPLA Separate Account One, providing information concerning the Contracts, processing surrenders and transfers of contract values, required tax reporting, and processing Contractholder record changes;

                (c) Handling all matters related to the payment of claims under the Contracts, including, without limitation, handling, processing and investigating claims, defending and timely paying death benefits, surrenders and all other claims and other amounts owing under the Contracts;

                (d) Maintaining all files necessary or appropriate for the administration of the Contracts and LPLA Separate Account One, including, without limitation, files pertaining to systems, contract administration, financial data, agents, commissions and claims, as the parties may from time to time agree;

                (e) Administering all Third-Party Reinsurance Agreements including, without limitation, taking all steps necessary to maintain such reinsurance coverage, paying all reinsurance premiums, collecting all reinsurance recoverables due to FSL and enforcing all of London Pacific's other rights under the Third-Party Reinsurance Agreements; and

                (f) If the parties so decide and subject to the terms and provisions of Section 7.6, handling all regulatory compliance matters in connection with the Contracts.


       7.3 Service Transfer Date. The Service Transfer Date is the date on which FSL commences to administer the Contracts in accordance with the terms and conditions of this Agreement. The Service Transfer Date shall be a date mutually agreed upon by both parties, which shall be no later than ninety (90) days after the Effective Date.

       7.4 Level of Performance. The Contractholder services provided pursuant to Section 7.2 shall comply with the level of performance reasonably required of an administrator of variable annuity insurance policies of the type reinsured hereunder; provided, however, that in no event shall FSL provide services hereunder which do not meet the standards applicable to the administration of its own policies.

       7.5 Compliance with Law. On and after the Service Transfer Date, FSL shall be responsible for assuring that the Contracts and LPLA Separate Account One are at all times administered in compliance with all applicable laws and regulations.

       7.6 Regulatory Matters. If London Pacific or FSL receives notice of, or otherwise become aware of any regulatory inquiry, investigation or proceeding relating to the Contracts, London Pacific or FSL, as agreed to between the parties, shall promptly notify the other party thereof, whereupon the parties shall cooperate in good faith to resolve such matter in a mutually satisfactory manner.

       7.7 Transmittal of Files, Records and Related Information by London Pacific. Prior to or on the Service Transfer Date, London Pacific, at its own expense, shall deliver to FSL the original of all reports, records, claim files, any information relating to the Contracts, unit value histories, performance information and any other information relating to LPLA Separate Account One.

       On and after the Service Transfer Date, London Pacific shall forward within five (5) business days of receipt (a) all monies relating to the Contracts received by it, and (b) all written notices and other written communications received by it relating to the Contracts (including, without limitation, all inquiries, correspondence, and notices), and shall promptly turn over to FSL all records and related information which London Pacific may have in its possession or under its control in connection with such Contracts.

       7.8 Transmittal of Complaints by FSL. On and after the Service Transfer Date, FSL shall promptly forward to London Pacific copies of (a) all written inquiries or complaints regarding the Contracts received from state insurance regulators, (b) all claims, suits and actions involving the Contracts for which it receives service of process, and (c) information in FSL's possession or under its control which London Pacific may request in connection with such inquiry, complaint, service of process or suit as regard to Contract Liabilities as set forth above.

       7.9 Reports. On and after the Service Transfer Date and until the Assumption Date, FSL will provide to London Pacific all reports or other information that may be necessary to meet any state regulatory filing requirements, including any that may be required as part of any reports relating to the Receivership and maintenance of LPLA Separate Account One under the Securities laws.

       7.10 Inspection of Books and Records. For the duration of the indemnity reinsurance, all books and records pertaining to the Contracts shall be made available to London Pacific for inspection during regular business hours.

       7.11 Audits. Upon fifteen (15) business days prior notice, either party shall have the right, at its own expense, to audit the records and procedures and parties relating to the Contracts, including to operation and performance of all terms and conditions under this Agreement.


                                    ARTICLE 8
                REPRESENTATIONS AND WARRANTIES OF LONDON PACIFIC

       8.1 Authorization and Validity. The execution and delivery by London Pacific of this Agreement and the consummation of the transaction and the performance by London Pacific of its obligation hereunder, have been duly authorized by all necessary regulatory and judicial action in accordance with applicable law, and any material contracts entered into between London Pacific and any third party.

       8.2 Title to Assets. London Pacific will be, at the time of transfer, the owner of any assets it will transfer to FSL pursuant to this Agreement and will have good and marketable title thereto, free of any encumbrances.

       8.3 Complete, Full and Accurate Disclosure. To the good faith best knowledge of London Pacific, no representation or warranty by London Pacific in this Agreement or in any statement or document furnished or to be furnished to FSL in connection with the transaction contemplated hereunder contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary to make the representation, warranty, statement or document not misleading.

       8.4 The Contracts. All contract forms, endorsements and riders used in connection with the Contracts are, to the extent required under applicable law, on forms approved or deemed approved or deemed approved by the applicable insurance regulatory authorities. To the good faith best knowledge of London Pacific, those forms which have been filed with and deemed approved by the applicable insurance regulatory authorities are in compliance with applicable insurance laws in all material respects.

       The Contracts were sold pursuant to prospectuses filed with the Securities and Exchange Commission. Such prospectuses contained no untrue statement of a material fact or omitted a material fact necessary to make the statement not misleading.

       8.5 Agents Properly Licensed and Supported. To the extent required by law, all of the Contracts were issued through agents licensed by the applicable state insurance regulatory authorities and properly appointed.

                                    ARTICLE 9
                      REPRESENTATIONS AND WARRANTIES OF FSL

       FSL represents and warrant that:

       9.1 Organization and Standing. FSL is duly incorporated, validly existing and maintains a current certificate of authority to conduct an insurance business under the laws of the State of Missouri, and has the corporate power and authority to carry on its business, including the activities contemplated by this Agreement.

       9.2 Authorization and Validity. FSL has all requisite corporate power and authority necessary to enter into this Agreement and to perform all of its obligations hereunder. The execution and delivery by FSL of this Agreement and the consummation of the transaction and the performance by FSL of its obligation hereunder, have been duly authorized.


                                   ARTICLE 10
                                   TERMINATION

       10.1 Termination. This Agreement shall terminate in the following events:


                (a) automatically upon the discharge of all Contract Liabilities under the Contracts; or

                (b) automatically upon the assumption of Contract Liabilities by FSL pursuant to the Assumption provisions hereof; or

                (c) FSL elects to terminate this Agreement pursuant to Section 6.4; or

                (d) the conditions set forth in Section 5.1 cannot be met due to no fault of the parties and FSL elects not to continue to provide the indemnity reinsurance; or

                (e) a material breach of the provisions hereof; provided however, that the determination that such breach is material shall be submitted to arbitration pursuant to Section 12.6 before any termination shall be effective.

       10.2 Survival. The terms and conditions of the following shall remain in full force and effect following termination:


                  Section 4.7
                  Article 8
                  Article 9
                  Section 10.3
                  Article 11
                  Sections 12.2 and 12.6.

       10.3 Settlement Upon Termination. In the event this Agreement is terminated pursuant to Sections 10.1(c), (d) or (e), FSL shall provide to London Pacific Notice of Termination and set forth in such Notice the effective date of termination ("Recapture Date"). Within thirty (30) days of having provided the Notice of Termination, FSL shall provide London Pacific with a Terminal Accounting setting forth an accounting of the indemnity reinsurance provided hereunder by FSL. In the event London Pacific terminates this Agreement pursuant to Section 10.1(e), it shall provide FSL with the Notice of Termination and request an accounting. The Terminal Accounting shall set forth the information and be based upon the calculation method as described in Schedule D, modified to reflect the reversal of the reinsurance transaction.

       On or before the Recapture Date, FSL will transfer cash or other assets as may be agreed to by the parties equal to 100% of the Net Full CARVM statutory reserves held by FSL with respect to the Fixed Portion of the Contract. FSL shall provide to London Pacific all records, reports, and other documents and information in its possession as such pertain to the administration of the Contracts hereunder.

       In the event that subsequent data or calculations require revision of the Terminal Accounting, the required revisions and any appropriate payments shall be made in cash by the appropriate party within thirty (30) days after the parties mutually agree on the appropriate revision.


                                   ARTICLE 11
                                 INDEMNIFICATION

       11.1 Indemnification by London Pacific. From and after the Effective Date, London Pacific shall reimburse FSL for, and shall indemnify and hold FSL harmless and defend FSL from and against, all costs and expenses (including interest, penalties, reasonable attorney, accounting and actuary fees, and any other costs and expenses incident to any suit, action or proceeding), damages, charges, losses, deficiencies, liabilities, obligations, claims and judgments ("Loss" or "Losses") sustained or incurred by, or asserted against, FSL which arise out of: (a) London Pacific's material breach of any representation or warranty under this Agreement; (b) any breach or nonfulfillment by London Pacific of, or any failure by London Pacific to perform, any of the covenants, terms or conditions of, or any of its duties or obligations under, this Agreement; (c) London Pacific's marketing, issuance, delivery and administration of the Contracts prior to the Service Transfer Date; and (d) any enforcement of this indemnity.

       11.2 Indemnification by FSL. From and after the Effective Date, FSL shall reimburse London Pacific for, and shall indemnify and hold London Pacific harmless and defend London Pacific from and against, all costs and expenses (including interest, penalties, reasonable attorney, accounting and actuary fees, and any other costs and expenses incident to any suit, action or proceeding), damages, charges, losses, deficiencies, liabilities, obligations, claims and judgments ("Loss" or "Losses") sustained or incurred by, or asserted against, London Pacific which arise out of: (a) FSL's material breach of any representation or warranty under this Agreement; (b) any breach or nonfulfillment by FSL of, or any failure by FSL to perform, any of the covenants, terms or conditions of, or any of its duties or obligations under, this Agreement; (c) FSL's administration of the Contracts after the Service Transfer Date; and (d) any enforcement of this indemnity.


                                   ARTICLE 12
                                  MISCELLANEOUS

       12.1 Notices. Any document, notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and be given in person, by facsimile transmission, by courier delivery service or by mail, and shall be effective: (a) on delivery if given in person;
(b) on the date of delivery if sent by facsimile or by courier delivery, with receipt confirmed by telephone; or (c) four (4) business days after being deposited in the U.S. mail, with proper postage prepaid for first-class certified mail. Notices shall be addressed as follows:

                  If to London Pacific, to:




                  If to FSL, to:
                  -------------
                  Fidelity Security Life Insurance Company
                  3130 Broadway
                  Kansas City, Missouri 64111
                  Attention: Richard F. Jones, President
                  Fax No. 816-968-0585

Either party may change the names or addresses where notice is to be given by providing notice to the other party of such change in accordance with this
Section 12.1.

       12.2 Confidentiality. Each of the parties shall maintain the confidentiality of all information related to the Contracts, including the names and addresses of Contractholders of the Contracts, provided to it in connection with this Agreement and shall not disclose such information to any third parties without the prior written consent of the other party, except as may be required by regulatory authorities, or pursuant to legal process; provided, however, that FSL's affiliate, Forrest T. Jones & Company, shall be entitled to use the list of Contractholders provided to it by London Pacific for the sole purpose of marketing to such Contractholders other life, annuity and health products of FSL and/or its affiliates(s).

       12.3 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement. This Agreement, including the Schedules attached hereto represent the sole and entire agreement between the parties with respect to the subject matter.

       12.4 Waivers and Amendments. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion shall not be deemed to be a waiver of the same or any other term or condition on a future occasion. This Agreement may be modified or amended only in writing by a duly authorized officer of FSL and a duly authorized person acting for and on behalf of London Pacific.

       12.5 Course of Dealing. No course of dealing between the parties shall operate as a waiver of any right of either party under this Agreement. No delay or omission on the part of London Pacific or FSL in exercising its rights under this Agreement shall operate as a waiver of such right or remedy on any future occasion and no waiver or consent shall be binding unless it is in writing and signed by an authorized representative of the party making such waiver.

       12.6 Arbitration. Any dispute arising out of the interpretation, performance or breach of this Agreement or the propriety of any action taken by either party pursuant to this Agreement, including the formation or validity hereof, shall be submitted for decision to a panel of two arbitrators and an umpire. With respect to a dispute subject to this Section 12.6, compliance with this Section shall be a condition precedent to any right of action in any court. Notices requesting arbitration and the appointment of an arbitrator will be in writing as provided in this Section 12.6.

       The party to which the notice is sent shall respond thereto in writing within thirty (30) calendar days of its receipt of such notice. In such response, the party shall also assert any claim, defense and other dispute it may have against the party initiating arbitration, and which arises out of or relates in any way to this Agreement. One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial umpire who shall preside at the hearing. If either party fails to appoint its arbitrator within thirty (30) calendar days after being requested in writing to do so, the requesting party may appoint the second arbitrator if, after ten (10) calendar days notice in writing to the other party of its intention to do so, the other party fails to appoint an arbitrator.

       If the two arbitrators are unable to agree upon the umpire within thirty
(30) calendar days of their appointment, the selection of the umpire shall be made by the United States District Court for Raleigh, North Carolina or, if that court lacks jurisdiction, the Circuit Court of Raleigh, North Carolina. The judicial selection process shall commence with each arbitrator simultaneously identifying three (3) candidates for umpire. The list of six (6) individuals, three (3) names by each arbitrator, shall be submitted to the court accompanied by a written statement of the reasons supporting the arbitrators' nominations and his or her objections, if any, to the nominations by the other arbitrator.

       The arbitrators and the umpire shall be disinterested active or former executive officers of life insurance or reinsurance companies.

       Within thirty (30) calendar days after notice of appointment of the panel, they shall meet and determine discovery procedures and schedules for briefs and hearings.

       The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. The arbitration shall take place in Kansas City, Missouri, unless the panel decides the venue must or should be changed in whole or in part for good cause shown.

       The panel shall interpret this Agreement as an honorable engagement rather than as merely a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible following the termination of the hearings. Insofar as the panel looks to substantive law, it shall consider the law of the State of North Carolina. The decision of any two members of the panel, when rendered in writing, shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate. The arbitrators shall have the power to grant equitable or injunctive relief, as well as money damages and interest. Judgment upon the award may be entered in the United States District Court for Raleigh, North Carolina or, if such court lacks jurisdiction, in the Circuit Court for Raleigh, North Carolina.

       Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the umpire. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including, but not limited to, attorneys' fees, to the extent permitted by law.

       12.7 No Third Party Beneficiaries. This Agreement constitutes an agreement solely between London Pacific and FSL, and is intended solely for the benefit of the parties hereto and their permitted successors and assigns, and it is not the intention of the parties to confer any rights as a third-party beneficiary to this Agreement upon any other person.

       12.8 Successors and Assigns. This Agreement shall not be assigned by either of the parties hereto without the prior written approval of the other party. The parties to this Agreement hereby agree and warrant that all terms, conditions and obligations shall be binding upon any of London Pacific's and/or FSL's successors in interest, assigns, affiliates, subsidiaries, parent corporation or any other person or entity which assumes all or substantially all of the assets and/or liabilities of London Pacific and/or FSL.

       12.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to its conflicts of law doctrine.

       12.10 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

       12.11 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of London Pacific or FSL under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance.

       12.12 Oversights, Errors and Omissions. Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached, had such delay, error or omission not occurred, provided always, however, that such error or omission is rectified as soon as possible after discovery.

       12.13 Schedules, Exhibits and Paragraph Headings. Schedules attached hereto are made a part of this Agreement. Paragraph headings are provided for reference purposes only and are not made a part of this Agreement.

       12.14 Expenses. Except as explicitly provided to the contrary herein, each party shall be solely responsible for all expenses it incurs in connection with this Agreement or in consummating the transactions contemplated hereby or performing the obligations imposed hereby, including, without limitation, the cost of its attorneys, accountants and other professional advisors.

       12.15 Use of Name. Neither London Pacific nor FSL shall be authorized to use the other party's name, trademark, service mark, logo or identification without the prior written consent of the other party or its designated agent, except FSL has the right to continue to utilize the mark "Regency Series" with respect to the Contracts, or as may be otherwise mutually agreed to by the parties. In no event shall either party's name, trademark, service mark, logo or identification be used for any purpose other than that of communicating with the Contractholders and servicing the Contracts hereunder.

12.16 Insolvency. The reinsurance, if any, due from FSL to London Pacific under this Agreement shall be payable by FSL on the basis of reported claims allowed by the court overseeing the delinquency proceedings of London Pacific without dimunition because of the insolvency of London Pacific, directly to London Pacific or to its domiciliary receiver.


       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed this _ day of _____, 2003. Notwithstanding the foregoing date of execution, this Agreement shall have an effective date of______________.



LONDON PACIFIC & ANNUITY COMPANY        FIDELITY SECURITY LIFE INSURANCE COMPANY
IN RECEIVERSHIP

By:                                     By:
   -----------------------------           -------------------------------------